Exhibit 3.1

Adopted as of January 28, 2021

THE COMPANIES LAW - 1999

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Nuvo Group Ltd

Company No. 513849000

Preliminary

1.	Definitions.

1.1. Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article 1, unless inconsistent with the context:

Term	Definition

“Affiliate”	With respect to any particular person or entity, means any other person or entity directly or indirectly controlling, controlled by, or under common control with such particular person or entity. For the purposes of these Articles, “Control” shall mean with respect to any entity, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, including without limitation the ownership of 30% or more of the voting stock of any such entity. The term “Controlled” shall have a correlative meaning.

“Articles”	These Amended and Restated Articles of Association as amended from time to time as provided for herein.

“Auditors”	The auditors of the Company.

“Board of Directors”	The Board of Directors of the Company.

“Chairman”	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed).

“Companies Law”	The Companies Law, 5759-1999, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re- enactment or modification thereof being in force at the time.

“Companies Ordinance”	The Companies Ordinance (New Version), 5743-1983, or any statutory re- enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

“Company”	Nuvo Group Ltd., company no. 513849000

“Days”	Unless otherwise specifically noted, any reference to ‘days’ or ‘Days’ shall mean calendar days.

“Director(s)”	The member(s) of the Board of Directors elected or appointed in accordance with these Articles holding office at any given time.

“Distribution”	Any distribution of dividends in cash or in kind and any Repurchase.

“Transfer”	(i) the direct or indirect sale, assignment, donation or other transfer or disposition, in any way or manner whatsoever, whether voluntarily or involuntarily, by operation of law or otherwise; or (ii) imposition of a Lien which exercise is not subject to the terms of these Articles pertinent to Transfers or exercise of a Lien. The imposition of a Lien shall not be deemed a Transfer if the Lien agreement specifically includes a provision subjecting the exercise of such Lien to the terms hereof pertinent to a Transfer.

The term “Transfer” shall also include a change in Control in any of the Shareholders (in case a Shareholder does not constitute a natural person).

“ESOP Options”	Any options to purchase shares in the Company issued or granted under any stock option or share incentive plan approved by the Board of Directors from time to time.

“Exempted Securities”	(i) issuances under employee incentive plans and any issuance to the Founder, in both cases approved by the Board of Directors; (ii) issuances upon stock splits, stock dividend, reclassification and similar recapitalization events; (iii) issuances to an entity designated in good faith by the Board of Directors as a strategic investor; provided, that (a) such issuances is approved by the Board of Directors, and (b) the securities issued pursuant to all transactions under this clause (iii) in the aggregate do not exceed 5% of the Company’s issued and outstanding share capital, on a Fully Diluted Basis, as of the date of the adoption of these Articles; (iv) issuances of shares upon conversion of any securities issued under clauses (i) - (iii) above.

“Founder”	Mr. Oren Oz.

“Founder Director”	As such term is defined in Article 46.1.1 hereto.

“Fully Diluted Basis”	The issued and outstanding share capital of the Company, on an as-converted basis, after giving effect to the conversion and exercise of all convertible securities, options and warrants as well as all other rights of any kind to acquire shares of the Company, and after giving effect to all anti dilution rights and adjustments that may be activated.

“Investor Director”	As such term is defined in Article 46.1.2 hereto.

“Investors”	CTK Holdings Limited, Nuvo Investors LLC or any Permitted Transferee thereof.

“IPO”	The consummation of the initial underwritten public offering of Ordinary Shares of the Company pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or the Israeli Securities Law – 1968, or equivalent law of another jurisdiction.

“Lien”	Pledge, mortgage, hypothecate, place a security interest or lien on, or otherwise encumbrance in any way or manner whatsoever, whether voluntarily or involuntarily, by operation of law or otherwise.

“New Securities”	Any equity interest in the Company, whether now or hereafter authorized, any rights, options or warrants to purchase such equity interests, and securities of any type or nature whatsoever that are convertible or exercisable into equity interests, excluding any Exempted Securities.

“Office”	The Registered Office of the Company at any given time.

“Officer (‘Nosei Misra’)”	As such term is defined in the Companies Law.

“Ordinary Shareholder”	The holder of any Ordinary Shares.

“Ordinary Distribution”	Distribution of cash dividends during the life of the Company.

“Register of Shareholders”	The Register of Shareholders of the Company administered in accordance with the provisions of Section 127 of the Companies Law.

“Repurchase”	The purchase or redemption or the provision of financing for the purchase or redemption, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, other than any repurchase in accordance with any repurchase right granted to the Company under any equity incentive plan adopted by the Company.

“Shareholders”	The shareholders of the Company, at any given time.

“Special Shareholders Majority”	With respect to any General Meeting, Special Shareholders Majority be constituted if the relevant resolution was approved by the written consent or affirmative vote of Shareholders representing at least sixty six (66%) of the Voting Rights and who are entitled to vote and who voted at such General Meeting in person or by proxy, excluding abstaining votes.

“Written”	Written, printed, photocopied, typed, sent via email, facsimile or produced by any visible substitute for writing, or partly one and partly another, and signed or in writing shall be construed accordingly.

“Warrant”	The Warrant issued by the Company to Ramot at Tel Aviv University Ltd. dated May 20, 2015

“Voting Rights”	As such term is defined in Article 37 hereto.

“Year”	Calendar year commencing on January 1st and ending on December 31st.

1.2. Words denoting the singular number shall include the plural number and vice versa; words denoting the masculine gender shall include the feminine gender; words denoting persons shall include corporations.

1.3. Save as aforesaid any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.4. The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.5. In the event that a Hebrew version of these Articles is filled with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

2.	Private Company.

The Company is a private company, the right to transfer shares of the Company is restricted in the manner hereinafter prescribed. The number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is NOT limited to 50 (where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single Shareholder).

Limited Liability

3. The Company is a Limited Liability Company and therefore each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of the par value of the shares held by such Shareholder, subject to the provisions of the Companies Law; provided, however, that if at any time the Company shall issue shares with no nominal value, or for consideration which is below the par value, the liability of that Shareholder will be limited to the payment of the consideration in respect of each share issued to such Shareholder.

Company’s Objectives

4. The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5. The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

Share Capital

6.	Share Capital.

The share capital of the Company is NIS 400,000 divided into 40,000,000 ordinary shares nominal value of NIS 0.01 per share (the “Ordinary Shares”).

7.	Increase of Share Capital.

7.1. Subject to any special requirement set forth in these Articles, and any provision hereof conferring special rights as to voting or restricting the right to vote, including the provisions of Article 39, the Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the Shareholders’ resolution shall provide.

7.2. Except to the extent otherwise provided in such resolution, the new shares so issued shall be subject to all the provisions applicable to the original capital share of the Company.

8.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital.

8.1. Subject to any special requirement set forth in these Articles and any provision hereof conferring special rights as to voting, or restricting the right to vote (including the provisions of Article 39) and in accordance with the applicable provisions of the Companies Law, the Company may, by a Shareholders’ resolution, from time to time:

8.1.1. consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

8.1.2. subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

8.1.3. cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

8.1.4. reduce its authorized share capital in any manner.

8.2. With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

8.2.1. determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

8.2.2. allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

8.2.3. redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

8.2.4. cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 8.2.4.

Shares

9.	Rights Attached to Ordinary Shares.

9.1. Each Ordinary Share in respect of which all calls have been fully paid, shall, subject to the provisions of these Articles, confer on its holder the right to receive notice of, and to participate and vote in, all General Meetings (as such term is defined in the Companies Law), to receive dividends, to participate in the distribution of the surplus assets and funds of the Company in the event of the liquidation, dissolution or winding up of the Company as set forth in these Articles.

9.2. Ordinary Shares subject to redemption or repurchase by the Company pursuant to a written instrument between the Company and the holder thereof, may be, subject to the provisions of the Companies Law, redeemed or repurchased by the Company pursuant to the terms set forth in the applicable written instrument.

9.3. The holder of any Ordinary Shares shall have no other rights except as may be expressly provided for herein; provided, however, that such holder will be entitled to any other mandatory right of a shareholder in a private company pursuant to the Companies Law.

10.	Special Rights; Modifications of Rights.

Subject to the provisions of these Articles, and the applicable provisions of the Companies Law, the Company may, from time to time, issue shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

10.1. The provisions of these Articles relating to General Meetings of the Shareholders, to the convening thereof, notices in respect of and resolutions to be passes thereat, shall mutatis mutandis, apply to any separate general meeting of the holders of the shares of a particular class.

10.2. Unless otherwise provided by these Articles and subject to the provisions of Article 39, the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of a new class of shares ranking pari passu with an existing class of shares or superior to any existing class of shares, shall not be deemed, for purposes of this Article 10, to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

10.3. Notwithstanding anything herein to the contrary, no right granted under these Articles to a specific Shareholder or a group of Shareholders by name may, for as long as such Shareholder(s) still holds shares of the Company, be adversely amended, waived or terminated without the prior written consent of such shareholder.

11.	Share Certificates

11.1. Share certificates shall be issued under the stamp of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

11.2. Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

11.3. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

11.4. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

12.	Registered Holder.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

13.	Allotment of Shares.

Subject to any special majority requirement set forth in these Articles and subject to the provisions of Article 39, the Company’s shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 15 herein), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

14.	Payment in Installments.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

15.	Calls on Shares.

15.1. The Board of Directors may, from time to time make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

15.2. Notice of any call shall be given in writing to the Shareholder(s) in question no less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

15.3. If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

15.4. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

15.5. Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

15.6. Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

16.	Prepayment.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 16 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

17.	Forfeiture and Surrender.

17.1. If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

17.2. Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited; provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

17.3. Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

17.4. The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

17.5. Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

17.6. Any Shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 15.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

17.7. The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 17.7.

18.	Lien.

18.1. Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for the call on shares made by the Board of Directors, in respect of unpaid sum relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

18.2. The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

18.3. The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

19.	Sale After Forfeiture or Surrender or in Enforcement of Lien.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

20.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

preemptive rights; Transfer Of Shares

21.	Pre-emptive Rights.

21.1. Prior to the consummation of an IPO, if the Company proposes to issue or sell any New Securities, the Company shall grant, prior to such issuance, to each Shareholder the right to purchase such Shareholder’s pro-rata share of the New Securities. A “Shareholder’s pro-rata share”, for purposes of this Article 21, shall mean the ratio of the number of the Voting Rights held by such Shareholder immediately prior to the issuance of the New Securities, in relation to the total number of all Voting Rights held by all the Shareholders immediately prior to the issuance of New Securities. Shareholder shall also have a right of over-allotment such that if any Shareholder declines or fails to exercise its right hereunder to purchase its pro-rata share of the New Securities, each other Shareholder exercising its preemptive right hereunder may purchase such declining Shareholder’s portion, on a pro-rata basis to those Shareholders exercising their right of over-allotment and shall indicate its intention to do so in its Primary Rights Response (as defined below).

21.2. In the event the Company proposes to issue New Securities, it shall give each Shareholder written notice (the “Primary Rights Notice”) of its intention, describing the type of New Securities, their price and the terms upon which the Company proposes to issue the same. Each Shareholder shall have fourteen (14) days from receipt of the Primary Rights Notice to inform the Company of its desire to purchase all or any part of such Shareholder’s pro rata share of such New Securities and any additional shares as may be available for over-allotment, upon the terms and conditions specified in the Primary Rights Notice, by giving a written notice (the “Primary Rights Response”) to the Company and stating therein the maximum amount of New Securities desired to be purchased by it.

21.3. Any Shareholder who does not inform the Company in writing within the said fourteen (14) days shall be considered as waiving its preemptive rights hereunder. Any Shareholder informing the Company of its decision to exercise its preemptive rights hereunder (the “Exercising Purchaser”) shall be obligated to accept the allotment of the number of shares specified in its Primary Rights Response.

21.4. In the event the Shareholders fail to exercise fully their preemptive rights within the said fourteen (14) days period, the Company shall have ninety (90) days thereafter to sell to any third party the remainder of the New Securities with respect to which the Shareholders’ preemptive rights were not exercised, at a price and upon terms no less favorable to the Company than specified in the Company’s Primary Rights Notice. If the Company does not enter into an agreement for the sale of such New Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Shareholders in accordance herewith.

21.5. Section 290(a) of the Companies Law shall not apply to the Company.

21.6. If any offer to Shareholders under Article 21 and 23 hereto may, in the opinion of the Company’s counsel, constitute an offer to the public under applicable laws which is subject to prospectus requirements then such offer can be limited by Board approval to (i) the type of offerees the offering to which is exempted from such prospectus requirement, and (ii) to such limited number of Shareholders with the highest holdings of Voting Rights in the Company (aggregating holdings of Permitted Transferees for the purpose of calculating the Shareholders with the highest holdings; provided that such Permitted Transferees shall be considered as separate entities to the extent viewed as such by applicable law; and further provided that the transfers to such Permitted Transferees were not made for the purpose of increasing the number of entities that are Permitted Transferees of the original transferring Shareholder(s) eligible to participate in the offer to Shareholders under this Article, not including and in addition to the offerees under paragraph (i), the offering to which is exempted from such prospectus requirement.

22.	Effectiveness and Registration.

22.1. Any Transfer of shares of the Company shall only be effective if such Transfer is effected in compliance with the provisions of these Articles and subject to the provisions of Articles 21.6 through 25 herein. The Company shall refuse to register a Transfer of shares in the event that such a Transfer is in violation of these Articles. The Company may refuse to register a Transfer of shares of the Company if the transferee is a competitor or a potential competitor of the Company, as determined by the Board in its discretion, or if the transferee does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the transferor under any instrument and agreement between the transferor and the Company.

22.2. No Transfer shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors or the corporate secretary of the Company) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors or the corporate secretary of the Company may reasonably require. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a Transfer.

22.3. The instrument of Transfer shall be signed by the transferor and the transferee, shall be duly stamped, if required by law, and the transferor shall be considered the owner of the shares until the transferee is registered in the Register of Shareholders in respect of the shares transferred to him. The instrument of transfer of any share shall be in writing in the following form or as near thereto as possible, or in a usual or accepted form that shall be approved by the Board of Directors:

“I __________ of __________ (the “Transferor”) in consideration of the sum of __________ paid to me by __________ of __________ (the “Transferee”) hereby transfer to the Transferee __________ shares, denoted by numbers to (both inclusive) of Nuvo Group Ltd, to be held by the Transferee, the executors and administrators of his estate, his custodian and his legal personal representative, under the same conditions under which I myself held them immediately prior to signing this instrument of transfer, and I, the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

IN WITNESS THEREOF we hereby affix our signatures this ___ day of __________ 20___.

The Transferor	The Transferee”

22.4. The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board of Directors from time to time.

22.5. The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the ordinary general meeting in each year.

22.6. Instruments of transfer that are registered shall remain in the Company’s possession; however, instruments of transfer which the Board of Directors refuses to register in accordance with this Article 21.6, shall be returned, on demand, to whomever delivered them along with the share certificate (if delivered).

23.	Right of First Refusal.

23.1. The term “Permitted Transferee” shall mean any of the following:

23.1.1. A trust which does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of the relevant transferor-shareholder and no power of control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such transferor-shareholder.

23.1.2. An entity or person, which is an Affiliate of the transferor.

23.2. Subject to any terms and conditions contained in these Articles the term “Permitted Transfer” shall mean a Transfer to a Permitted Transferee; provided that a Transfer of any share pursuant to this Article 23.2 shall only be treated as a Permitted Transfer if the transferee agrees in writing to be bound by the terms and conditions of these Articles; provided further that the Transferor undertakes to reacquire any Transferred securities in the event the conditions set forth in this Article 23.2 ceases to be satisfied, including in the event that the Transferee ceases to be a Permitted Transferee.

23.3. Except for Permitted Transfers in accordance with Article 23.1, if at any time prior to an IPO a Shareholder (in this Articles 23 and in Article 24, the “Selling Shareholder”) desires to Transfer any or all of his or its shares or securities of the Company, whether in a voluntary or involuntary Transfer (the “Offered Shares”), such Selling Shareholder shall first give written notice to the Company, which shall promptly thereafter deliver such notice (“Notice of Sale”) to all of the Shareholders.

23.3.1. The Notice of Sale shall state the following: the number of Offered Shares; that the Offered Shares will, upon Transfer, be free of all Liens, that a bona fide offer has been received from a third party; and the price, terms of payment and all other terms and conditions for the purchase of the Offered Shares. Upon receipt of the Notice of Sale, the Shareholders shall have the right of first refusal to purchase the Offered Shares in accordance with and subject to the following provisions (the “Right of First Refusal”).

23.3.2. For a period of fourteen (14) days after receipt of the Notice of Sale, each Shareholder may elect to purchase all or a part of its pro rata share of the Offered Shares and shall also have a right of over-allotment such that if any Shareholder declines or fails to exercise its right hereunder to purchase its pro-rata share of the Offered Shares, each other Shareholder exercising its right of first refusal hereunder may purchase such declining Shareholder’s portion, on a pro-rata basis to those Shareholders exercising their right of over-allotment.

23.3.3. A Shareholder’s “pro-rata share”, for purposes of this Article 23, is the ratio of the Voting Rights in the Company held by such Shareholder immediately prior to the proposed Transfer of the Offered Shares in relation to the total number of Voting Rights in the Company held by all the Shareholders (excluding the Selling Shareholder) immediately prior to the Transfer of the Offered Shares.

23.3.4. The Right of First Refusal may be exercised by delivery of a notice to the Selling Shareholder, with a copy to the Company, within fourteen (14) days of receipt of the Notice of Sale, stating its desire to purchase all or a portion of its pro rata share of such Offered Shares, and to the extent applicable, any additional shares as may be available for over-allotment, and stating therein the maximum amount of Offered Shares desired to be purchased. If the Shareholder(s) exercised the Right of First Refusal with respect to all but not less than all of the Offered Shares (the “Buying Shareholders”), then they shall acquire all of the Offered Shares, in proportion to their respective pro rata shares; provided that no Buying Shareholder shall be entitled to acquire under the provisions of this Article 23 more than the number of Offered Shares initially accepted by such Buying Shareholder, and upon the allocation to that Buying Shareholder of the full number of shares so accepted, the Buying Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Buying Shareholders (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

23.3.5. If the Shareholders did not exercise the Right of First Refusal with respect to all of the Offered Shares, then the Right of First Refusal with respect to such Offered Shares shall automatically expire and the Selling Shareholder shall be free, within ninety (90) days of the date of expiration of the 14- day period set forth in Article 23.3.4 above, to Transfer all such shares to the prospective third party set forth in the Notice of Sale at the price and on the terms contained in the Notice of Sale. If such Transfer is not consummated within such 90-day period, the Selling Shareholder shall not Transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Article 23.

23.4. In the event that fractional shares will need to be transferred, the number of shares will be rounded to the nearest whole number so that only full shares will be transferred.

23.5. The provisions of Article 23 shall be of no further force and effect immediately prior to and conditioned upon the consummation of an IPO.

24.	Co-sale Rights.

24.1. Subject to Article 23 above, if at any time, any Shareholder desires or proposes to effect a Transfer of Offered Shares, whether voluntary or involuntary, except for Permitted Transfers according to Article 23.2 above, then the provisions of this Article 24 shall apply and any Shareholder shall have the right to participate on a pro rata basis in the proposed Transfer and shall be entitled to Transfer the Participating Shareholder’s pro rata portion, as such term is defined below; provided, however, that the provisions of this Article 24 shall not apply to (i) a Transfer of Offered Shares by the Founder in an amount not exceeding 33% of the equity securities (including options to purchase equity securities) of the Company held by the Founder as of the date these Articles are adopted and (ii) a Transfer by Ramot at Tel Aviv University Ltd. (“Ramot”) of Warrant Shares (as defined in the Warrant), which may be issued to Ramot under the Warrant.

24.2. The Shareholder’s right to participate in such Transfer, shall be exercisable by a written notice to the Company and the Selling Shareholder within fourteen (14) days after receipt of the Notice of Sale (as defined in Article 23.3 above), in which each Shareholder wishing to participate in such Transfer (each, a “Participating Shareholder”) shall notify the Selling Shareholder of the number of shares or securities it wishes to Transfer on the same terms and conditions as the Selling Shareholder. For the purpose of this Article 24, the term “Participating Shareholder’s pro rata portion” shall mean the ratio of the Voting Rights in the Company held at such time by the Participating Shareholder, in relation to the total Voting Rights in the Company held at such time by the Selling Shareholder and all the Participating Shareholders. If such option is exercised by the Participating Shareholders, the Selling Shareholder shall not proceed with such Transfer unless each Participating Shareholder is given the right to participate and the number of Offered Shares that the Selling Shareholder may Transfer in that Transfer shall be correspondingly reduced.

24.3. In the event that fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.

25.	Bring Along.

25.1. Notwithstanding the provisions of Articles 23 and 24 above, and subject to the provisions of Articles 9.2 and without limitation of any provision of applicable law, if at any time prior to an IPO, Shareholders holding at least seventy five percent (75%) of the Voting Rights in the Company (the “Participating Holders”), shall have approved and accepted in writing a transaction or series of related transactions with any person or persons regarding a sale, whether through a purchase, merger or otherwise, of all the Company securities or a sale of all or substantially all of the Company’s assets (the “Transaction”), then:

25.1.1. at every meeting of the Shareholders called with respect to any Transaction, and at every adjournment or postponement thereof, and on every action or approval by written consent with respect to any of the following, the other Shareholders (such other Shareholders, collectively, the “Remaining Holders”) shall vote : (A) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person or entity other than the party or parties to the Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled, in each case unless otherwise determined by the Participating Holders. In any event the Transaction is brought to a vote at a Shareholders meeting, any Shareholder who shall have failed to vote in favor of such Transaction, shall be deemed to have given an irrevocable proxy to such person as shall be designated by the Board of Directors to vote for the acceptance of such Transaction.

25.1.2. If the Transaction is structured as (A) a merger or consolidation, each Remaining Holder shall waive any dissenting minority or similar rights in connection with such merger or consolidation, or (B) a sale of shares, each Remaining Holder shall agree to sell all of the shares and rights to acquire shares of the Company held by such Remaining Holder on the terms and conditions approved by the Participating Holders.

25.1.3. Each Remaining Holder shall take all necessary actions in connection with the consummation of the Transaction as requested by the Company or the Participating Holders and shall, if requested by the Participating Holders, execute and deliver any agreements and instruments prepared in connection with such Transaction which agreements are executed by the Participating Holders.

25.1.4. In the event that a Remaining Holder fails to surrender its certificate in connection with the consummation of a Transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Remaining Holder and the Board of Directors shall be authorized to establish an escrow account, for the benefit of such Remaining Holder into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

25.2. The aforesaid 75% threshold requirement is hereby determined also for the purposes of Sections 341 of the Companies Law, and the procedure set forth in Section 341 of the Companies Law regarding the forced sale by shareholders which do not participate in the Transaction, shall apply.

Transmission of Shares

26.	Decedent’s Shares.

26.1. The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share. In case of a share registered in the names of two or more holders, the Company shall recognize the survivor or survivors as the only persons having any title to or benefit in the share. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

26.2. Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 26 or of his title, shall be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

26.3. A person upon whom the ownership of a share devolves by transmission shall be entitled to receive, and may give a discharge for any dividends or other monies payable in respect of the share but he shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the Company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a Shareholder unless and until he shall be registered in the Register of Shareholders.

27.	Receivers and Liquidators.

27.1. The Company may recognize the receiver or liquidator of any corporate Shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.

27.2. The receiver or liquidator of a corporate Shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 27 or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

28.	Share Incentive Plans

The Company shall not issue any securities, or any other right to subscribe for, or convert to, securities (including options or shares issued or granted under stock option or share incentive plan approved by the Board of Directors), or effect any Transfer of securities by any Shareholder until it has satisfactory evidence that such subscriber or Transferee (to the extent not a Shareholder prior to the issuance or Transfer) shall be bound by, and be subject to, the provisions of these Articles, including without limitation, Articles 23, 24 and 25 herein.

General Meetings

29.	Annual General Meeting.

An annual general meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding annual general meeting) and at such time and place either within or outside the State of Israel as may be determined by the Board of Directors.

30.	Extraordinary General Meetings.

All general meetings other than the annual general meetings shall be called “Extraordinary General Meetings”. The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

31.	Notice of General Meetings; Omission to Give Notice; Record Date.

31.1. No less than seven (7) days’ prior notice shall be given of every general meeting. Each such notice shall specify the place, date and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

31.2. The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice sent to such Shareholder shall not invalidate the proceedings at such meeting.

31.3. Unless otherwise specified in these Articles, the Board of Directors shall specify a record date for determining the identity of the Shareholders entitled to receive notices of general meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

Proceedings at General Meetings

32.	Quorum.

32.1. No business shall be transacted at a general meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon. Unless otherwise provided in these Articles, any two or more Shareholders (not in default in payment of any sum referred to in Article 38.1 below), present in person or by proxy holding or representing between them shares conferring in the aggregate more than 50% of the Voting Rights shall constitute a quorum.

32.2. Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute attendance in person at the meeting.

32.3. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the Voting Rights represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. If at such adjourned meeting the quorum specified in Article 32.1 is not present half an hour from the time stated, than any one or more Shareholders present in person or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. If such quorum is not present the adjourned meeting shall be cancelled.

33.	Chairman.

The Chairman will serve as the chairman of the General Meetings of the Company. If the Board of Directors has no Chairman or if he is not present 15 minutes from the time stated for the commencement of the meeting, the Shareholders present at the meeting may choose someone amongst them to chair the meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

34.	Adoption of resolutions at General Meetings.

34.1. Unless otherwise prescribed by applicable law or by these Articles, with respect to any General Meeting, Shareholders resolution shall be deemed adopted if approved by Shareholders holding more than fifty percent (50%) of the Voting Rights and who are entitled to vote and who voted at such General Meeting in person or by proxy, excluding abstaining votes.

34.2. Every question submitted to a general meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded. A written ballot demanded on the election of a Chairman and on a question of an adjournment of a meeting shall be taken forthwith.

34.3. A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

35.	Resolutions in Writing.

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at general meetings or to which all such Shareholders have given their written consent (by letter, facsimile, e-mail or otherwise) shall be deemed to have been unanimously adopted as a regular, special or extraordinary resolution (as the case may be) at a general meeting duly convened and held. Any such resolution may consist of several documents in like form and signed or consented to as aforesaid, by one or more Shareholders.

36.	Power to Adjourn.

36.1. The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the Voting Rights represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

36.2. It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

37.	Voting Power.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, including the provisions of Article 39, every Shareholder present in person or by proxy, whether in a vote by a show of hands or by written ballot or by any other means, shall have one vote for each Ordinary Share held by such Shareholder of record and one vote for each ordinary share to which such shareholder is entitled upon exercise of any options and/or warrants held by it (but excluding ESOP Options) (collectively, “Voting Rights”).

38.	Voting.

38.1. No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his issued shares in the Company have been paid.

38.2. A company or other corporate body being a Shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman.

38.3. Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 38.2 above.

38.4. If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

39.	Negative Covenants.

39.1. Until the consummation of an IPO, the Company shall not, and shall exercise its control over its subsidiaries, if any, in order that such subsidiaries shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent (if any) required by law or these Articles) the written consent or affirmative vote of the Special Shareholders Majority, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

39.1.1. Any amendment to the Founder employment agreement as in effect on the date these Articles are adopted;

39.1.2. amending or replacing the Articles of Association of the Company;

39.1.3. re-classification or recapitalization of the outstanding share capital of the Company;

39.1.4. the merger, consolidation, acquisition or other reorganization of the Company;

39.1.5. the sale, lease, or pledge or grant of any security interest in all or a substantial majority of the Company’s assets or shares (including the Company’s intellectual property rights) and the terms and condition thereof;

39.1.6. entering into any exclusive licensing, distribution or partnership agreement with respect to all or a substantial majority of the intellectual property or other assets of the Company and the terms and condition thereof;

39.1.7. change in the composition of the Board of Directors as set forth in Article 46;

39.1.8. the liquidation, dissolution or winding up of the Company or termination of the Company’s activities.

39.2. The aforesaid restrictive provisions and the applicable restrictions shall also apply to actions by any subsidiary of the Company.

40.	Class Meetings.

The provisions of these Articles relating to general meetings shall apply mutatis mutandis to any separate general meeting of the holders of shares of a particular class; provided, however, that the requisite quorum at such separate meeting shall be Shareholder(s) present in person or proxy holding shares conferring in the aggregate a majority of the voting power of the shares of such class, on an as-converted basis.

Proxies

41.	Instrument of Appointment.

41.1. The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I,		of
	(Name of Shareholder)		(Address of Shareholder)

being a shareholder of	Nuvo Group Ltd		(the “Company”),

hereby appoint(s)		of
	(Name of Proxy)		(Address of Proxy)

As my proxy, to vote for me and on my behalf at the general meeting of the Company to be held on the_______ day of ______________, 20____, and at any adjournment(s) thereof.

Signed this _____ day of _________, 20____.

(Signature of Appointer)”

41.2. The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

42.	Effect of Death of Appointer or Revocation of Appointment.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast; provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

Board Of Directors

43.	Powers of Board of Directors.

43.1. In General. Subject to the provisions of Article 39, in addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager (as defined below) and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (in these Articles referred to as the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 43.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in general meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

43.2. Borrowing Power. Subject to the provisions of Article 39, the Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it may think fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

43.3. Reserves. Subject to the provisions of Article 39, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

44.	Exercise of Powers of Directors; Written resolution.

44.1. A meeting of the Board of Directors at which a Quorum (as defined in Article 56 below) is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

44.2. Subject to the provisions of Article 39 a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman shall not, by itself, entitle the holder thereof to a second or a casting vote.

44.3. The Board of Directors may operate and adopt resolutions in writing, or by telephone or any other means of communication, without convening a meeting of the Board of Directors; provided that all Directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by all members of the Board of Directors.

45.	Delegation of Powers; Committees.

45.1. Subject to the provisions of Article 39 and the Companies Law, the Board of Directors may delegate any or all of its powers to committees, each consisting of at least two Directors, and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee of the Board of the Directors so formed (a “Committee”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article 45. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee, such Committee shall not be empowered to further delegate powers.

45.2. The Board of Directors may, subject to the provisions of Article 39 and the of the Companies Law, from time to time, appoint a secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of Article 39 and provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

45.3. Subject to the provisions of Article 39, the Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

46.	Composition.

46.1. The Board of Directors and the board of directors of each fully owned subsidiary of the Company, if any, shall consist of a total of up to seven (7) members as follows:

46.1.1. One (1) Director shall be the Founder or such other Person appointed in writing by the Founder (the “Founder Director”), for as long as the Founder together with his Permitted Transferees hold Voting Rights in the Company representing at least 4% of the Voting Rights in the Company;

46.1.2. One (1) Director shall be Laurence Klein or such other Person appointed in writing by the Investors (the “Investor Director”), for as long as the Investors together with their Permitted Transferees hold Voting Rights in the Company representing at least 6% of the Voting Rights in the Company; and

46.1.3. Up to three (3) Directors (the “Independent Directors”) shall be appointed, replaced and/or removed as follows: (i) any active Director as well as any Shareholder or group of Shareholders which is/are collectively the beneficial owners of at least twenty (20%) percent or more of the issued and outstanding share capital of the Company shall have the right to suggest one or more Directors for consideration by the Company’s Nom/Gov Committee (any such suggested directors, “Proposed Directors”); (ii) Any such Proposed Directors shall be submitted to the Nom/Gov Committee of the Board together with a curriculum vitae for each such Proposed Director(s); (iii) at least ten (10) days prior to the Annual General Meeting, the Nom/Gov Committee shall select three (3) Independent Directors from all of the Proposed Directors, to comprise the committee’s recommendation to be presented at the upcoming Annual General Meeting; and (iv) at the Annual General Meeting, the appointment of the Proposed Directors (and any replacement and/or removal of any Director) shall be subject to approval of Shareholders holding more than fifty percent (50%) of the Voting Rights and who are entitled to vote and who voted at such General Meeting in person or by proxy, excluding abstaining votes. The Nom/Gov Committee shall have the right to decide, in its sole discretion, whether to continue endorsing one or more of the then-serving Independent Directors or recommend one or more replacements based on suggestion of Proposed Directors received by such committee. In the event that either the Nom/Gov Committee fails to form its recommendation or if the Proposed Directors are not approved by the Shareholders at such Annual General Meeting, then the Nom/Gov Committee shall have thirty (30) days following the Annual General Meeting to recommend up to three (3) individuals to serve as Independent Directors, for approval of the Board of Directors (at a meeting of the Board to occur no later than ten (10) days thereafter). If such appointment(s) is/are approved by the Board of Directors, such appointed Director(s) will serve until the next Annual General Meeting

46.1.4. Up to two (2) Directors shall be appointed, removed and/or replaced as independent and/or industry experts by agreement and discretion of a majority of the then serving Directors.

47.	Appointment and Removal of Directors; Vacancies.

Where applicable appointment, removal and replacement of Directors shall be effected by furnishing written notification to the Company by those entitled to appoint, remove and replace such Directors, and shall become effective on the date fixed in such notice.

48.	Qualification of Directors.

No person shall be disqualified as a Director by reason of his or her not holding shares in the Company.

49.	Continuing Directors in the Event of Vacancies.

Any vacancy in a directorship shall be filled only be a person nominated by those who are entitled to appoint the vacant Director seat. Subject to the provisions of Article 39, in the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 47, may temporarily fill any such vacancy.

50.	Vacation of Office.

50.1. The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he becomes bankrupt, if the Director is a company, upon its winding-up, if he is prevented by applicable law from serving as a Director, if his directorship expires pursuant to these Articles and/or applicable law, or if he is removed from office by written notice to the Company pursuant to the provisions of Article 47 above.

50.2. The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

51.	Remuneration of Directors.

51.1. No Director shall be paid any remuneration by the Company for such Director’s services as a member of the Board of Directors, unless such remuneration has been approved pursuant to the provisions of the Companies Law.

52.	Conflict of Interests.

52.1. Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

52.2. Unless and to the extent provided otherwise in the Companies Law, a Director or other office holder, shall not participate in deliberations concerning, nor vote upon a resolution approving, a transaction with the Company in which he has a personal interest.

53.	Alternate Directors.

53.1. Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. A person who is not qualified to be appointed as a Director, or a person who serves as a Director or Alternate Director, may not be appointed as an Alternate Director

53.2. Any notice given to the Company as aforesaid shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

53.3. An Alternate Director shall have all the rights and obligations of the Director who appointed him; provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides); provided further, that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present or at which the Director appointing him is not entitled to participate in accordance with applicable law.

53.4. Any natural person may act as an Alternate Director.

53.5. An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

53.6. The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 50 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

54.	Observers.

54.1. The Board of Directors may resolve to nominate one or more observers to attend in a nonvoting observer capacity all meetings of the Board of Directors (each, an “Observer”), provided that each such Observer executes confidentiality undertakings in a form reasonably satisfactory to the Company, provided, further, that, the Board may decide to exclude such Observer from any meeting of the Board of Directors or part thereof and refrain from providing such Observer information as it see fit and at the Board of Directors sole discretion. Subject to the preceding paragraph, the Observers (a) shall be entitled to receive notice of, to attend and to receive copies of any documentation distributed to Members of the Board of Directors before, during or after, all meetings (including any action to be taken by written consent) of the Board of Directors at the time such notice or material is provided or delivered to members of the Board of Directors; and (b) shall be subject to (i) restrictions relating to attorney-client privilege, and (ii) to the same duties that apply to members of the Board of Directors, as set forth herein and as set forth from time to time in the Companies Law, 5759-1999.

54.2. To remove all doubt it is hereby clarified that an Observer will not have any voting rights in the Board of Directors meetings.

54.3. The removal of an Observer may be effective at any time, by a resolution of the Board of Director.

Proceedings of the Board of Directors

55.	Meetings.

55.1. The Board of Directors may meet and adjourn its meetings at such places either within or outside the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

55.2. Any Director may at any time, and the Chairman of the Board of Directors, upon the request of such Director, shall, convene a meeting of the Board of Directors, but no less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

56.	Quorum.

56.1. Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors (a “Quorum”) shall be constituted by the presence (in person, via audio or video conference, or by proxy) of a majority of Directors then in office who are lawfully entitled to participate in the meeting. A Quorum at any adjourned meeting as set forth in Article 56.2 below shall be constituted by the presence (in person, via audio or video conference, or by proxy) of any number of Directors then in office who are lawfully entitled to participate in the meeting.

56.2. If within half an hour from the time appointed for the meeting a Quorum is not present, the meeting shall stand adjourned to the third business day following the date of the Board meeting, at the same time and place, or to such day and at such time and place as the Chairman may determine. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

56.3. Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, including the provisions of Article 39, every Director present in person or by proxy, whether in a vote by a show of hands or by written ballot or by any other means, shall have one vote.

57.	Chairman of the Board of Directors.

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

58.	Validity of Acts Despite Defects.

Subject to the provisions of Article 39 and the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

General Manager

59.	General Manager.

59.1. The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties, powers and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of Article 39 and the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time and the Board of Directors may from time to time (subject also to the provisions of Article 39 and the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

59.2. Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

Minutes; Rights of Signature and Stamp

60.	Minutes.

60.1. The Board of Directors shall cause minutes of each general meeting and of each meeting of the Board of Directors to be duly recorded and entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all the proceedings and resolutions adopted thereat.

60.2. Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

61.	Rights of Signature and Stamp.

61.1. Subject to the provision of Article 39, the Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

61.2. The Company shall have at least one official stamp for affixing on documents, and the Board of Directors shall provide for the safe custody of such official stamp.

Dividends

The provisions of Articles 62-72 below shall be subject to, and without derogating from, the provisions of Article 1 and 39 herein.

62.	Declaration of Dividends.

The Board of Directors may from time to time declare and cause the Company to pay dividend, subject to the provision of Article 39 and the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto; provided, that such date shall not be prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Register of Shareholders with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares.

63.	Funds Available for Payment of Dividends.

No dividend shall be paid other than out of the profits of the Company. No dividend shall be payable in excess of the amount recommended by the Board of Directors.

64.	Deleted.

65.	Payment in Specie.

Upon the declaration of a dividend in accordance with Article 62, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

66.	Capitalization of Profits, Reserves, etc.

Upon approval by the Board of Directors, the Company:

66.1. may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

66.2. may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

67.	Implementation of Powers under Articles 65 and 66.

For the purpose of giving full effect to any resolution under Articles 65 and 66, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

68.	Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

69.	Retention of Dividends.

69.1. The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

69.2. The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 26 or 27, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

70.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

71.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

72.	Receipt from a Joint Holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Accounts

73.	Books of Account.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Office, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company.

74.	Audit.

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

75.	Auditors.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). Such appointments shall be in force until the end of the fiscal year for which the appointment is made, or for a longer period if so resolved at the annual General Meeting, but in no event for a period of more than three years from the date each such appointment was made by the annual General Meeting. An Auditor who has completed a period of appointment as aforesaid may be reappointed. The shareholders of the Company may remove the auditors at any time.

Notices

76.	Notices.

76.1. Any written notice or other document may be served by the Company on any Shareholder either personally or by sending it by prepaid registered mail, by facsimile or by e-mail addressed to such shareholder at his address, facsimile number or email address as described in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents.

76.2. Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the Office or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

76.3. Any such notice or other document, shall be deemed to have been served on two (2) business days after it has been posted seven (7) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the Secretary or the General Manager), or one business day after transmission if it has been sent by cablegram, facsimile, email or other electronic means with electronic confirmation of delivery or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 76.

76.4. All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

76.5. Any shareholder whose address is not specified in the Register of Shareholders, and who shall not have designated an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

76.6. Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if done so, notice will be deemed as having been duly served, and all proceedings or actions fro which the notice was required will be deemed valid.

76.7. Any person entitled to a share by operation of law or by transfer, transmission or otherwise, will be bound by any notice served with respect to such shares prior to his being registered in the Register of Shareholders as owner of the shares.

Insurance and Indemnity

77.	Insurance.

Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 80, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one of the following:

77.1. a breach of his duty of care to the Company or to another person;

77.2. a breach of his fiduciary duty to the Company; provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

77.3. a financial obligation imposed on him in favor of another person; and

77.4. any other circumstances arising under the law with respect to which the Company may, or will be able to, insure an Officer of the Company.

78.	Indemnity.

78.1. Subject to the provisions of the Companies Law and to the extent permitted under any applicable law, and subject further to Article 80, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

78.1.1. a financial liability imposed on such Officer in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court; the term “person” in this Article 78 shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

78.1.2. reasonable Litigation Expenses (as defined below) expended incurred by an Officer as a result of an investigation or any proceeding instituted against him by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but with imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea. In this section the terms “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning ascribed to such terms under the Companies Law. The term “Litigation Expenses” in this Article 78 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided;

78.1.3. reasonable litigation expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea; and

78.1.4. any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Officer of the Company.

78.2. Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 80, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

78.2.1. As set forth in Article 78.1.1, provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

78.2.2. As set forth in Articles 78.1.2 to 78.1.3, and to the extent permitted by law, in Article 78.1.4.

79.	Release.

Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 80, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

80.	General.

80.1. Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

80.1.1. in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer; and/or

80.1.2. in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

80.2. Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

81. Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 77 to 80 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

Winding Up

82. If the Company be wound up, then, subject to applicable law and to the rights of the holders of shares with priority and preference rights upon winding up, the assets of the Company available for distribution among the Shareholders as such shall be distributed to the Shareholders in proportion to an amount equal to the paid-up capital attributable to their respective holdings of the shares in respect of which such distribution is being made without regard to any premium paid in excess of the nominal value, if any.